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                                                                   July 28, 2003


                         SPECIAL REPORT TO STOCKHOLDERS

Dear Stockholder:

This Special Report is sent to you to assure that you are kept current with significant recent developments relating to the Company's continuing progress and events important to the Company's future.

Consolidated 2003 Six Months Sales and Earnings Results
-------------------------------------------------------

Our plans and programs for the growth and profitability of the Company are bearing fruit:

     o Net Sales for the second quarter 2003 increased 35% to $7,514,000 from $5,551,000 in 2002 and increased 18% to $13,352,000 in the first half of 2003 from $11,312,000 in 2002.

     o Net Earnings in the second quarter 2003 were $297,000 compared to $2,000 in 2002 and in the first half 2003 Net Earnings were $225,000 compared to $185,000(1) in the first half 2002.

               (Note 1: The Net Earnings for the first half 2002 included non-recurring income of $170,000 from a favorable environmental insurance settlement relating to the Prometcor Discontinued Operation.)

     o Earnings from Continuing Operations before Income Taxes and Non-Recurring Expenses improved to $690,000 for the first half 2003 compared to a loss of $11,000 in 2002.




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Dividends
---------

Common Stock Dividend: The Board of Directors declared a 5% stock dividend on the Company's outstanding Common Stock in March 2003. This action repeats the Board's decision last year to resume stock dividends on the Company's Common Stock.

It is our desire to adopt a policy of annual cash dividends at the earliest appropriate time. We believe that cash dividends are particularly important for microcap companies whose stocks are ignored in a market dominated by large institutional investors and mutual funds which require the liquidity available with large cap companies. Consideration of a cash dividend for the immediate future is particularly not possible in view of the heavy drain on the Company's cash position caused by the legal costs associated with defending against the claims of Warren Lichtenstein and his Steel Partners II.

Preferred Stock Cash Dividend: The Board of Directors in March and June 2003 declared cash dividends on the Company's 12% Cumulative Convertible Preferred Stock in the designated amount of $0.0525 per preferred share. In 2002, the Company declared similar payments and in March 2002, paid up thirty-nine (39) quarters of accumulated dividends, freeing the Company of an overhanging burden.

Completion of Environmental Cleanup
-----------------------------------

The 10 year environmental cleanup at the former plant site of the Company's subsidiary, Ronson Metals Corporation (renamed Prometcor, Inc.) has finally come to a conclusion with the issuance in 2002 of final Federal and State environmental clearances. This brings to an end the burdensome cleanup costs of the discontinued operations incurred over that period amounting to $7,350,000. The elimination of the yearly expenses frees cash, better spent for additional product research and development, advertising and other profit oriented purposes.






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New Product Development
-----------------------

The Company's emphasis on new product development is paying off handsomely. In this corporate age of emphasis on new products and services, those who do not move forward fall behind. We have expertise in butane fueled refillable products and are constantly looking for new uses for the Ronson Butane Multi-Fill that is distributed throughout the U.S.A. and Canada.

The new Ronson Tech Torch, which we announced last year, has now reached the marketplace with positive reports of customer interest and satisfaction. This new butane fueled product has a wide number of uses in both homes and shops. This year we entered into a major contract with Wal-Mart, the country's largest retailer. Ronson Tech Torch deliveries to Wal-Mart started in May of this year.

The market for lighters, which Ronson historically dominated, has changed dramatically over the years. It is now served by low priced disposables, a throwaway product which, to a large extent, replaces the match. Our interest is in lighter products which require the use of our fuel, the Ronson Butane Multi-Fill. The disposable lighter market of about 750 million lighters in the U.S.A. alone is enormous, leaving open a large area for a refillable lighter product.

Ronson's engineering has completed development of a high quality, low cost refillable butane lighter competitively priced with disposables and with quality and attractiveness warranting the user's retention. We plan to launch this important lighter before the end of this year for distribution starting in 2004. Currently, we have less than 1% of this 750 million low priced lighter market. Our goal is to significantly increase our share of the low priced lighters sold annually in the U.S.A. alone. That may be an ambitious target but, I believe, achievable following nationwide distribution.









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Outlook
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          o    The end of the ten year diversion of operating profits to cover the $7,350,000 cost of the Prometcor environmental cleanup makes those funds available for our productive goals.

          o Our new product development program has proven successful as evidenced by the marketing acceptance of the Ronson Tech Torch. Important new products, building on the Ronson brand name, are ready for launch in the months ahead. These new products will add to profitability and support our growth.

          o Our short and long term plans are in place and working. Our improving financial condition is evident, although regrettably tempered by the costs associated with Mr. Lichtenstein and Steel Partners II.

We look forward to successfully meeting the challenges ahead for the benefit of the long term interests of our stockholders.

Sincerely,


Louis V. Aronson II
President and Chief Executive Officer



This letter contains "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties which may cause results to differ materially from those set forth in the statements. The forward-looking statements include statements regarding product development and product potential. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements in this letter should be evaluated together with the many uncertainties that affect our businesses, particularly those mentioned in the cautionary statements in Items 1 and 7 of our Form 10-K for the year ended Dec. 31, 2002, and in our periodic reports on Form 10-Q and Form 8-K (if any) which we incorporate by reference.